PROSPECTUS SUPPLEMENT NO. 2                    FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JULY 16, 2004)            REGISTRATION NO. 333-115508



                           TELEWEST GLOBAL, INC.

                     110,000,000 SHARES OF COMMON STOCK

This prospectus supplement supplements the prospectus dated July 16, 2004 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 110,000,000 shares of common stock of Telewest Global, Inc. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Principal and Selling Stockholders" in the prospectus dated July 16, 2004.

This prospectus should be read in conjunction with the prospectus dated July 16, 2004, as supplemented on July 29, 2004, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated July 16, 2004, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 10, 2004

                     PRINCIPAL AND SELLING STOCKHOLDERS

     The selling stockholders may from time to time on one or more occasions offer and sell any or all of their common stock that is registered under the registration statement of which this prospectus is a part. The registration of the selling stockholders' common stock does not necessarily mean that the selling stockholders will offer or sell any of their shares.

     The selling stockholders may sell, transfer or otherwise dispose of some or all of their common stock, including common stock and other securities of Telewest not covered by this prospectus, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, including in open-market transactions. We will update, amend or supplement this prospectus from time to time to update the disclosure in this section as may be required.

     All expenses incurred with the registration of our common stock owned by the selling stockholders will be borne by us.

     The following table sets forth as of the dates indicated certain information with respect to the amount of common stock held by the beneficial owners, directly or indirectly, of 5% or more of our shares of common stock. As far as we are aware, unless otherwise discussed below, the persons named in the table will have sole voting and investment power with respect to all shares of our common stock indicated as being beneficially owned by them.

The chart shows the number of shares of common stock beneficially owned, the percentage of the class, the maximum number of shares of common stock being offered, the number of shares of our common stock owned by (i) each of our directors; (ii) each of our executive officers named in the summary compensation table; (iii) all of our directors and executive officers as a group; and (iv) each of the selling stockholders. Please see "Certain Relationships and Related-Party Transactions" for a discussion of the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with us or any of our predecessors or affiliates.

                                                                       NUMBER OF SHARES                         NUMBER OF SHARES
                                                                      BENEFICIALLY OWNED                       BENEFICIALLY OWNED
                                                                    BEFORE THE OFFERING(1)                   AFTER THE OFFERING(3)
                                                                    ----------------------                   ---------------------
                                                                                                 MAXIMUM
                                                                                                NUMBER OF
                                                                                              SHARES TO BE    NUMBER
                                                                     NUMBER OF    PERCENTAGE     OFFERED        OF      PERCENTAGE
               NAME AND ADDRESS OF BENEFICIAL OWNER                   SHARES     OF CLASS(2)     HEREBY       SHARES     OF CLASS
                                                                      ------     -----------     ------       ------     --------

SELLING STOCKHOLDERS
W.R. HUFF ASSET MANAGEMENT CO., L.L.C.
67 PARK PLACE MORRISTOWN, NJ 07960(4)                                44,996,528      18.38%     44,996,528           --           --

ENTITIES ADVISED BY FRANKLIN MUTUAL ADVISERS, LLC
51 JFK PARKWAY, SHORT HILLS, NJ 07078(5)                             20,238,905       8.26%     19,900,797          --           --
      Mutual Shares Fund                                              7,458,742       3.04%      7,422,542          --           --
      Mutual Qualified Fund                                           3,320,094       1.35%      3,306,694          --           --
      Mutual Beacon Fund                                              4,138,813       1.69%      4,121,413          --           --
      Mutual Discovery Fund                                           3,288,300       1.34%      3,271,900          --           --
      Mutual European Fund                                              176,609          *         172,509          --           --
      Mutual Shares Securities Fund                                     874,516          *         876,016          --           --
      Mutual Discovery Securities Fund                                  158,335          *         157,035          --           --
      Mutual Beacon Fund (Canada)                                       114,120          *         113,120          --           --
      Mutual Discovery Fund (Canada)                                      8,369          *           8,169          --           --
      Franklin Mutual Recovery Fund                                     311,492          *          86,384          --           --
      Mutual Recovery Fund, Ltd                                          55,845          *          47,545          --           --
      Franklin Mutual Beacon Fund                                       300,287          *         295,687          --           --
      Franklin Mutual European Fund                                      28,628          *          26,128          --           --
      Franklin Mutual Shares Fund                                         4,755          *           4,655          --           --

LIBERTY MEDIA INTERNATIONAL INC.
12300 LIBERTY BOULEVARD, ENGLEWOOD, CO 80112(6)                      18,417,273       7.52%     18,417,273          --           --


ENTITIES MANAGED BY ANGELO GORDON & CO.
245 PARK AVENUE, 26TH, FLOOR,
NEW YORK, NY 10167(7)                                                17,696,336       7.22%     17,696,336          --           --
      PHS Bay Colony Fund L.P.                                          163,098          *         163,098          --           --
      Nutmeg Partners L.P.                                              375,821          *         375,821          --           --
      GAM Arbitrage Investments Inc                                     886,598          *         886,598          --           --
      Commonfund Event-Driven Company                                    91,081          *          91,081          --           --
      AG Super Fund L.P.                                              1,151,292          *       1,151,292          --           --
      AG Super Fund International Partners L.P.                         547,618          *         547,618          --           --
      AG Super Advantage L.P.                                           125,349          *         125,349          --           --
      AG Princess L.P.                                                  122,323          *         122,323          --           --
      AG MM L.P.                                                        115,061          *         115,061          --           --
      AG Eleven Partners L.P.                                         1,161,958          *       1,161,958          --           --
      AG CNG Fund L.P.                                                  164,611          *         164,611          --           --
      AG Capital Recovery Partners III L.P.                           5,630,202       2.30%      5,630,202          --           --
      AG Capital Recovery Partners II L.P.                            4,877,047       1.99%      4,877,047          --           --
      AG CR IV Master Accounts L.P.                                     537,784          *         537,784          --           --
      AG Capital Funding Partners L.P.                                1,344,044          *       1,344,044          --           --
      AG ARB Partners L.P.                                              402,449          *         402,449          --           --
Other selling shareholders(8)                                         8,962,660       3.66%      8,962,660          --           --
------------------------------------------------------------------------------------------------------------------------------------
OTHER 5% BENEFICIAL OWNERS
FIDELITY MANAGEMENT & RESEARCH CO.
82 DEVONSHIRE STREET E31C, BOSTON, MA 02109(9)                       35,549,034       14.51%             0
------------------------------------------------------------------------------------------------------------------------------------

DIRECTORS
ANTHONY (COB) STENHAM                                                  385,556           *               0
BARRY R. ELSON                                                         490,000(10)       *               0
WILLIAM CONNORS                                                              0           0               0
JOHN H. DUERDEN                                                              0           0               0
MARNIE S. GORDON                                                             0           0               0
DONALD S. LA VIGNE                                                           0           0               0
MICHAEL MCGUINESS                                                            0           0               0
STEVEN R. SKINNER                                                            0           0               0
EXECUTIVE OFFICERS THAT ARE NOT DIRECTORS
ERIC J. TVETER                                                         200,000(11)       *               0
NEIL SMITH                                                              66,027           *               0
STEPHEN COOK                                                            27,011           *               0
ALL DIRECTORS AND OFFICERS AS A GROUP                                1,168,594           *               0

---------------------

*     Less than 1%.

(1) A person or group of persons is deemed to have "beneficial ownership" of any shares of our common stock when that person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of the outstanding shares of our common stock held by each person or group of persons named above, any shares which that person or persons has the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Applicable percentage of ownership is based on 245,000,001 shares of common stock outstanding as of September 7, 2004.

(3) Because the selling stockholders may offer all or some portion of the above shares pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling security holders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date for which beneficial ownership information was provided to us in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell all, or part or none of the securities listed above.

(4) The information concerning W.R. Huff Asset Management is based solely on information provided to us by W.R. Huff Asset Management on August 31, 2004. W.R. Huff Asset Management, a Delaware limited liability company, and/or other limited partnerships and limited liability companies affiliated with H.R. Huff Asset Management for themselves and/or on behalf of separately managed accounts hold, in total, 44,996,528 shares of our common stock. W.R. Huff Asset Management is an investment manager with discretionary authority over separate accounts that own the shares. William
R. Huff, is the principal and president of W.R. Huff Asset Management. William R. Huff possesses sole power to vote and direct the disposition of all our securities held by or on behalf of the entities named above and/or the managed accounts, subject to internal screening and other securities law compliance procedures.

(5) These selling stockholders are open or closed-end investment companies or other management accounts which are advised by Franklin Mutual Advisers, LLC, or FMA, an investment adviser registered under the Investment Advisers Act of 1940. FMA is an indirect wholly-owned subsidiary of Franklin Resources, Inc., or FRI, a diversified financial services organization. Investment advisory agreements between FMA and the selling stockholders listed above grant to FMA all investment and voting power over the common stock listed above. Neither FRI nor FMA have any interest in dividends or proceeds from the sale of the shares and they disclaim beneficial ownership of any of the shares. The beneficial ownership of these selling stockholders is based on information provided to us by FMA on August 25, 2004.

(6) The beneficial ownership of Liberty Media International Inc. listed above is based on information provided to us by Liberty Media International Inc. on July 6, 2004.

(7) The beneficial ownership of Angelo Gordon & Co. listed above is based on the Schedule 13G filed by Angelo Gordon & Co. with the SEC on July 27, 2004.

(8) 8,962,660 shares of common stock are being registered with respect to other selling shareholders who have entered into a registration rights agreement with us entitling them to request the registration of their shares of common stock.

(9) The beneficial ownership of Fidelity Management & Research Co. listed above is based on the Schedule 13G filed by Fidelity Management & Research Co. with the SEC on August 10, 2004.

(10) Includes options to purchase 245,000 shares of common stock that are exercisable within 60 days after the date hereof.

(11) Represents options to purchase 200,000 shares of common stock that are exercisable within 60 days after the date hereof.